CONSENT OF INDEPENDENT AUDITORS




We consent to the inclusion in the Form SB-2 being filed under the Securities Exchange Act of 1934 by Uniservice Corporation and Subsidiary of our report dated February 26, 1999, relating to our audits of the consolidated balance sheet of Uniservice Corporation and Subsidiary as of December 31, 1998 and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 1998 and 1997 and appearing in the aforementioned Form SB-2.







Miami, Florida
February 22, 2000